EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: R. Gregory Lewis
615-269-1900
J. ALEXANDER’S CORPORATION REPORTS
RESULTS FOR THIRD QUARTER OF 2006
Company Signs Lease For New Restaurant
In South Florida
     NASHVILLE, TN., Oct. 25, 2006 -— J. Alexander’s Corporation (AMEX: JAX) today announced operating results for the third quarter and first nine months ending October 1, 2006.
     Highlights for the most recent quarter compared to the third quarter of 2005 were as follows:
•	Net sales increased 9.5% to $32,891,000 from $30,044,000.

•	Weekly average same store sales per restaurant rose 4.6% to $89,600 from $85,700.

•	Net income reached $436,000, or $.06 per diluted share, up from $402,000, also $.06 per diluted share.
     Commenting on the most recent quarter, J. Alexander’s Corporation chairman, president and chief executive officer Lonnie J. Stout II said, “Overall we were pleased with our results for the quarter. Although cost of sales increased and was higher than planned, we met or exceeded our performance expectations in most other areas and achieved our business plan target. We were also pleased with the same store sales increase in what has been a rather difficult operating environment and encouraged that

J. Alexander’s Corporation Reports Results for Third Quarter of 2006 — Page 2
sales trends in most of our restaurants in our Midwestern markets improved during the quarter.”
     Stout said the Company’s average guest check, including alcoholic beverage sales, increased by approximately 6% in the third quarter of 2006 over the corresponding period a year earlier. Average guest counts, after adjustment for the estimated effect of hurricanes on 2005 guest counts, decreased on a same store basis by an estimated 1.6%. Average weekly sales per restaurant for the third period of 2006 rose 5.4% to $90,300 from $85,700 reported in the third quarter of 2005. The calculations of both average weekly sales and weekly average same store sales for the third quarter of 2005 exclude the effect of a total of eleven sales days the Company’s restaurants were closed due to hurricanes during that period.
     During the third quarter, the cost of sales as a percentage of net sales climbed to 33.4% from 32.7% in the comparable quarter a year earlier and 32.6% in the second quarter of this year. The higher cost of sales, which added pressure to restaurant margins, was due primarily to increases in commodity prices for salmon, chicken and certain produce items. Restaurant labor and related costs in the most recent period were 32.7% of net sales, up slightly from 32.6% in the same period of 2005. Restaurant margins (net sales minus total restaurant operating expenses) for the quarter decreased to 10.0% of net sales from 10.6% in the corresponding period of 2005.
     For the first three quarters of 2006, J. Alexander’s Corporation recorded net sales of $101,470,000, up 8.9% from $93,151,000 reported in the first nine months of 2005. Net income for the first nine months of 2006 rose 10.7% to $2,584,000, or $.38 per

J. Alexander’s Corporation Reports Results for Third Quarter of 2006 — Page 3
diluted share, from $2,335,000, or $.34 per diluted share, recorded in the corresponding three quarters of 2005.
     J. Alexander’s Corporation had weekly average same store sales per restaurant of $92,200 through the first three quarters of 2006, up 4.3% over $88,400 reported in the comparable nine months a year ago. The Company had average weekly sales per restaurant of $92,800 in the first three quarters of 2006, up 5% from $88,400 posted in the same period a year earlier. The average guest check, including alcoholic beverage sales, advanced 5.6% in the first three quarters of 2006 over the first three periods of 2005 while average guest counts declined on a same store basis by approximately 1.6%.
     Stout said J. Alexander’s Corporation recently increased menu prices in its restaurants by approximately 2.5% to 3%. “We believe these increases, combined with expected reductions in the cost of some food products, should bring the cost of sales to a more acceptable level as the year winds down. Based on the expected improvement in cost of sales and continued strong same store sales trends experienced in October thus far, we believe the fourth quarter will be a period of solid financial performance,” Stout noted.
     In another announcement, Stout said J. Alexander’s Corporation has executed a lease for a new J. Alexander’s restaurant to be located in Palm Beach Gardens, Florida. “We are excited about the opportunity to be a part of the new upscale Main Street at Midtown development on PGA Boulevard in Palm Beach Gardens,” Stout added. “Adding new restaurants in our existing large markets has been a development priority for us and we are looking forward to expanding our presence in South Florida.” The restaurant is expected to open in late 2007.

J. Alexander’s Corporation Reports Results for Third Quarter of 2006 — Page 4
     J. Alexander’s Corporation operates its 28 J. Alexander’s restaurants in Alabama, Colorado, Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Michigan, Ohio, Tennessee and Texas. J. Alexander’s is an upscale, contemporary American restaurant known for its wood-fired cuisine. The Company’s menu features a wide selection of American classics, including steaks, prime rib of beef and fresh seafood, as well as a large assortment of interesting salads, sandwiches and desserts. J. Alexander’s also has a full-service bar that features an outstanding selection of wines by the glass and bottle.
     J. Alexander’s Corporation is headquartered in Nashville, Tennessee.
     This press release contains forward-looking statements that involve risks and uncertainties. Actual results, performance or developments could differ materially from those expressed or implied by those forward-looking statements as a result of known or unknown risks, uncertainties and other factors. These risks, uncertainties and factors include the Company’s ability to increase sales and operating margins in its restaurants; changes in business or economic conditions, including rising food costs and product shortages; the effect of higher gasoline prices on consumer demand; availability of qualified employees; increased cost of utilities, insurance and other restaurant operating expenses; potential fluctuations of quarterly operating results due to seasonality and other factors; the effect of hurricanes and other weather disturbances which are beyond the control of the Company; the number and timing of new restaurant openings and the Company’s ability to operate them profitably; competition within the casual dining industry, which is very intense; competition by the Company’s new restaurants with its existing restaurants in the same vicinity; changes in consumer spending, consumer tastes, and consumer attitudes toward nutrition and health; expenses incurred if the Company is the subject of claims or litigation or increased governmental regulation; changes in accounting standards, which may affect the Company’s reported results of operations; and expenses the Company may incur in order to comply with changing corporate governance and public disclosure requirements of the Securities and Exchange Commission and the American Stock Exchange. These as well as other factors are discussed in detail in the Company’s filings made with the Securities and Exchange Commission and other communications.

J. Alexander’s Corporation Reports Results for Third Quarter of 2006 — Page 5
J. Alexander’s Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited in thousands, except per share amounts)

	Quarter Ended		Nine Months Ended
	Oct. 1	Oct. 2	Oct. 1	Oct. 2
	2006	2005	2006	2005
Net sales	$32,891	$30,044	$101,470	$93,151
Costs and expenses:
Cost of sales	10,973	9,830	33,392	30,698
Restaurant labor and related costs	10,764	9,803	32,573	29,584
Depreciation and amortization of restaurant property and equipment	1,308	1,194	3,913	3,580
Other operating expenses	6,565	6,036	19,913	18,123

Total restaurant operating expenses	29,610	26,863	89,791	81,985
General and administrative expenses	2,343	2,129	7,222	6,745
Pre-opening expense	—	115	—	115

Operating income	938	937	4,457	4,306
Other income (expense):
Interest expense, net	(391)	(421)	(1,216)	(1,330)
Other, net	16	12	67	98

Total other expense	(375)	(409)	(1,149)	(1,232)

Income before income taxes	563	528	3,308	3,074
Income tax provision	(127)	(126)	(724)	(739)

Net income	$436	$402	$2,584	$2,335

Earnings per share:
Basic earnings per share	$.07	$.06	$.39	$.36

Diluted earnings per share	$.06	$.06	$.38	$.34

Weighted average number of shares:
Basic earnings per share	6,559	6,501	6,545	6,477
Diluted earnings per share	6,844	6,827	6,834	6,791

J. Alexander’s Corporation Reports Results for Third Quarter of 2006 — Page 6
J. Alexander’s Corporation and Subsidiaries
Consolidated Statements of Income
Percentages of Net Sales (Unaudited)

	Quarter Ended		Nine Months Ended
	Oct. 1	Oct. 2	Oct. 1	Oct. 2
	2006	2005	2006	2005
Net sales	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Cost of sales	33.4	32.7	32.9	33.0
Restaurant labor and related costs	32.7	32.6	32.1	31.8
Depreciation and amortization of restaurant property and equipment	4.0	4.0	3.9	3.8
Other operating expenses	20.0	20.1	19.6	19.5

Total restaurant operating expenses	90.0	89.4	88.5	88.0
General and administrative expenses	7.1	7.1	7.1	7.2
Pre-opening expense	—	0.4	—	0.1

Operating income	2.9	3.1	4.4	4.6
Other income (expense):
Interest expense, net	(1.2)	(1.4)	(1.2)	(1.4)
Other, net	—	—	0.1	0.1

Total other expense	(1.1)	(1.4)	(1.1)	(1.3)

Income before income taxes	1.7	1.8	3.3	3.3
Income tax provision	(0.4)	(0.4)	(0.7)	(0.8)

Net income	1.3%	1.3%	2.5%	2.5%

Note: Certain percentage totals do not sum due to rounding.

Average Weekly Sales Information:
Average weekly sales per restaurant	$90,300	$85,700	$92,800	$88,400
Percent increase	+5.4%		+5.0%
Same store weekly sales per restaurant (1)	$89,600	$85,700	$92,200	$88,400
Percent increase	+4.6%		+4.3%
     (1) Includes the twenty-seven restaurants open for more than eighteen months.

J. Alexander’s Corporation Reports Results for Third Quarter of 2006 — Page 7
J. Alexander’s Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited dollars in thousands)

	October 1	January 1
	2006	2006
ASSETS
Current Assets
Cash and cash equivalents	$9,666	$8,200
Deferred income taxes	964	964
Other current assets	3,984	4,542

Total current assets	14,614	13,706
Other assets	1,234	1,164
Property and equipment, net	72,332	74,187
Deferred income taxes	4,510	4,510
Deferred charges, net	696	733

	$93,386	$94,300

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$9,487	$12,897
Long-term debt and capital lease obligations	22,534	23,193
Other long-term liabilities	5,459	5,103
Stockholders’ equity	55,906	53,107

	$93,386	$94,300

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